As filed with the Securities and Exchange Commission on June 15, 2011
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	13-5651322
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6255 Sunset Boulevard
Hollywood, CA 90028
(Address of Principal Executive Offices, including Zip Code)

2010 LONG-TERM INCENTIVE EQUITY PLAN
(Full Title of the Plans)

Thomas Rende
Chief Financial Officer
Frederick’s of Hollywood Group Inc.
6255 Sunset Boulevard
Hollywood, CA 90028
(323) 466-5151
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with a copy to:
David Alan Miller, Esq.
Jeffrey M. Gallant, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 818-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock issuable upon exercise of	600,000 shares	$0.78	(2)	$931,050	$108.09
Awards granted and outstanding under the Registrant’s 2010 Long-Term Incentive Equity Plan (“Plan”)	441,000 shares	$1.05	(2)
Common Stock issued under the Plan	189,000 shares	$0.79	(3)	$149,310	$17.34
Common Stock reserved for future issuance under the Plan	2,770,000 shares	$0.79	(3)	$2,188,300	$254.06
TOTAL				$3,268,660	$379.49

(1)
Represents the maximum number of shares of common stock that may be issued by us under the Plan.  Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of such plan.

(2)
Represents the exercise prices of shares issuable upon exercise of outstanding stock options granted under the Plan, in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (“Securities Act”).

(3)	Based on the average of the high and low prices of our common stock on June 10, 2011, as reported by the NYSE Amex, in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act.

In accordance with the provisions of Rule 462 promulgated under the Securities Act, the Registration Statement will become effective upon filing with the Securities and Exchange Commission (“SEC”).

EXPLANATORY NOTE

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2 of Part I on this page, and the documents incorporated by reference pursuant to Item 3 of Part II on page 14 of this prospectus (“prospectus” or “Registration Statement”), constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (“Securities Act”).

Reoffer Prospectus: The material that follows Part I, Item 2, beginning on Page 1 below, up to but not including Part II of this Registration Statement, constitutes a “reoffer prospectus,” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be “control securities” under the Securities Act that have been acquired by the selling shareholders named in the reoffer prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of the Instructions to Form S-8.

Reoffer Prospectus

Frederick’s of Hollywood Group Inc.

930,000 Shares of Common Stock

This prospectus relates to the resale of up to 930,000 shares of our common stock by the selling shareholders set forth in this prospectus under the heading “Selling Shareholders” beginning on page 9 of this prospectus.

We will not receive any of the proceeds from sales of the shares by any of the selling shareholders pursuant to this prospectus.  We will derive proceeds upon the exercise of the options granted to selling shareholders.  All such proceeds will be available to us for working capital and general corporate purposes. However, we cannot assure you as to when or if any or all of the options will be exercised.

The shares may be offered and sold from time to time by any or all of the selling shareholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or may be at negotiated prices.  See “Plan of Distribution” beginning on page 11 of this prospectus.  All costs, expenses and fees in connection with the registration of the shares will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling shareholder.

Our common stock is traded on the NYSE Amex under the symbol “FOH.” The last reported sale price of our common stock on the NYSE Amex on June 10, 2011 was $0.79 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2011.

FREDERICK’S OF HOLLYWOOD GROUP INC.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	8
SELLING SHAREHOLDERS	9
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	12
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
WHERE YOU CAN FIND MORE INFORMATION	12

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. In this prospectus, references to “Frederick’s of Hollywood Group Inc.,” “the Company,” “we,” “us,” and “our” refer to Frederick’s of Hollywood Group Inc., a New York corporation, and its subsidiaries.

PROSPECTUS SUMMARY

Overview

Frederick’s of Hollywood Group Inc. is a New York corporation incorporated on April 10, 1935. On January 28, 2008, we consummated a merger with FOH Holdings, Inc., a privately-held Delaware corporation (“FOH Holdings”).  As a result of the transaction, FOH Holdings became our wholly-owned subsidiary.  FOH Holdings is the parent company of Frederick’s of Hollywood, Inc.  Upon consummation of the merger, we changed our name from Movie Star, Inc. to Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel and related products under its proprietary Frederick’s of Hollywood® brand predominantly through its U.S. mall-based Frederick’s of Hollywood specialty retail stores, which are referred to as “Stores,” and through its catalog and website at www.fredericks.com, which are referred to collectively as “Direct.”  As of April 30, 2011, we operated 124 Frederick’s of Hollywood stores.

Our customer target is women primarily between the ages of 18 and 35.  Our major in-house merchandise categories are foundations (including bras, corsets, shapewear and panties), lingerie (including daywear and sleepwear), Ready to Wear (dresses, swimwear and sportswear, offered primarily through our Direct channel) and fragrance and accessories (including shoes, personal care products and novelties).  Certain merchandise in these categories, particularly in foundations and lingerie, is marketed as collections of related items to increase the average sale amount.  Our product lines and color pallets are updated seasonally to satisfy our customers’ desire for fashionable merchandise and to keep our selections fresh and appealing.

We believe that Frederick’s of Hollywood is one of the world’s most widely recognized intimate apparel brand names.  Our primary advertising medium includes our catalog, website and mall presence.  A consistent brand image is maintained across the Stores and Direct channels and we believe the concurrent operation of retail stores, a catalog and a website proves to be advantageous in brand development and exposure.  We use our website and store locations to test new items and promotional strategies that may, in turn, develop into successful programs.

The popularity of the Frederick’s of Hollywood brand among consumers has enabled us to initiate a strategy during fiscal year 2010 to leverage our brand and expand our product offerings and channels of distribution by entering into product licensing agreements.  Our licensed merchandise categories currently include swimwear, sexy Halloween costumes, jewelry, accessories, beach towels, bedding and bath items.

The sale of intimate apparel is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers.  Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail store sales. Our Direct channel competes with numerous national and regional catalog and online merchants.  Image presentation, fulfillment and the factors affecting retail store sales discussed above are the principal competitive factors in catalog and online sales.

Corporate Information

Our principal executive offices are currently located at 6255 Sunset Boulevard, Hollywood, California 90028 and our telephone number is (323) 466-5151.  Our retail website is www.fredericks.com and our corporate website is www.fohgroup.com.  The contents of our retail and corporate websites are not a part of this prospectus and the information on our websites is not intended to form a part of or be incorporated by reference into this prospectus.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements.”  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

General economic conditions, including continued weakening of the economy, may affect consumer purchases of discretionary items, which could adversely affect our sales.

Throughout fiscal years 2009 and 2010, there was significant deterioration in the global financial markets and economic environment, which we believe negatively impacted consumer spending at many retailers, including our company. Our results are dependent on a number of factors impacting consumer spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political conditions, both domestic and abroad; and the level of customer traffic within department stores, malls and other shopping and selling environments.  Consumer purchases of discretionary items, including our products, may decline during recessionary periods and at other times when disposable income is lower. A continued or incremental downturn in the U.S. economy, an uncertain economic outlook or an expanded credit crisis could continue to adversely affect our business and our revenues and profits.

If we cannot compete effectively, our business, financial condition and results of operations may be adversely affected.

The intimate apparel industry is highly competitive.  We compete with a variety of retailers, including national department store chains, national and international specialty apparel chains, apparel catalog businesses and online apparel businesses that sell similar lines of merchandise.  Many of our competitors have greater financial, distribution, logistics, marketing and other resources available to them and may be able to adapt to changes in customer requirements more quickly, devote greater resources to the design, sourcing, distribution, marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies.  If we are unable to overcome these potential competitive disadvantages, such factors could have an adverse effect on our business, financial condition and results of operations.

The failure to successfully order and manage inventory to reflect customer demand and anticipate changing consumer preferences and buying trends may adversely affect our revenue and profitability.

Our success depends, in part, on management’s ability to anticipate and respond effectively to rapidly changing fashion trends and consumer tastes and to translate market trends into appropriate, saleable product offerings.  Generally, merchandise must be ordered well in advance of the applicable selling season and the extended lead times may make it difficult to respond rapidly to new or changing product trends or price changes.  If we are unable to successfully anticipate, identify or react to changing styles or trends and we misjudge the market for our products or our customers’ purchasing habits, then our product offerings may be poorly received by consumers and may require substantial discounts to sell, which would reduce sales revenue and lower profit margins.  In addition, we will incur additional costs if we need to redesign our product offerings.  Brand image also may suffer if customers believe that we are unable to offer innovative products, respond to the latest fashion trends, or maintain product quality.

We currently have a working capital deficiency which could negatively impact our operations.

As of April 30, 2011, we had a working capital deficiency of $3,407,000.  We plan to rely on available borrowings under our revolving credit facility, along with our projected operating cash flows to meet our working capital needs.  If we require working capital and it is unavailable to us on acceptable terms or at all, it could result in our inability to successfully update and expand our product offerings in order to keep our selections fresh and appealing to our customers.  The foregoing could negatively impact our results of operations.

We depend on key personnel and we may not be able to operate and grow the business effectively if we lose the services of any key personnel or are unable to attract qualified personnel in the future.

We are dependent upon the continuing service of key personnel and the hiring of other qualified employees. In particular, we are dependent upon the management and leadership of Thomas J. Lynch, our Chairman and Chief Executive Officer, Linda LoRe, our President, and Thomas Rende, our Chief Financial Officer. The loss of any of them or other key personnel could affect our ability to operate the business effectively.

We historically have depended on a high volume of mall traffic, the lack of which would hurt our business.

Most Frederick’s of Hollywood stores are located in shopping malls.  Sales at these stores are influenced, in part, by the volume of mall traffic.  Frederick’s of Hollywood stores benefit from the ability of the malls’ “anchor” tenants, generally large department stores, and other area attractions to generate customer traffic in the vicinity of its stores and the continuing popularity of malls as shopping destinations. A decline in the desirability of the shopping environment of a particular mall, whether due to the closing of an anchor tenant or competition from non-mall retailers, or recessionary economic conditions that consumers have been experiencing, could reduce the volume of mall traffic, which could have an adverse effect on our business, financial condition and results of operations.

If leases for Frederick’s of Hollywood stores cannot be negotiated on reasonable terms, our profitability could be harmed.

Our sales are dependent on management’s ability to operate retail stores in desirable locations with capital investments and lease costs that allow for the opportunity to earn a reasonable return.  Desirable locations and configurations may not be available at a reasonable cost, or at all.  If we are unable to renew or replace our store leases or enter into leases for new stores on favorable terms, our profitability could be harmed.

The extent of our foreign sourcing and manufacturing may adversely affect our business, financial condition and results of operations.

Substantially all of the products that we purchase from third-party vendors are manufactured outside the United States.  As a result, our business is subject to the following risks:

•
political and economic instability in foreign countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods, or to an increase in transportation costs of raw materials or finished product;

•	the imposition of regulations and quotas relating to imports, including quotas imposed by bilateral textile agreements between the United States and foreign countries;

•	the imposition of duties, taxes and other charges on imports;

•	significant fluctuation of the value of the U.S. dollar against foreign currencies;

•	restrictions on the transfer of funds to or from foreign countries; and

•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If these risks limit or prevent us from selling or acquiring products from foreign suppliers, our operations could be disrupted until alternative suppliers are found, which could negatively impact our business, financial condition and results of operations.

Any disruptions at our distribution center could materially affect our ability to distribute products, which could lead to a reduction in our revenue and/or profits.

Our distribution center in Phoenix, AZ serves our customers.  There is no backup facility or any alternate distribution arrangements in place.  If we experience disruptions at our distribution center that impede the timeliness or fulfillment of the products to be distributed, or our distribution center is partially or completely destroyed, becomes inaccessible, or is otherwise not fully usable, whether due to unexpected circumstances such as weather conditions or disruption of the transportation systems or uncontrollable factors such as terrorism and war, it would have a material adverse effect on our ability to distribute products, which in turn would have a material adverse effect on our business, financial condition and results of operations.

As we build our licensing business, we will increasingly rely on licensees for revenues, supply of products and compliance with our standards.

We license our trademarks to third parties for various products and we intend to expand our licensing program. While we enter into comprehensive licensing agreements with our licensees covering product design, product quality, sourcing, manufacturing, marketing and other requirements, our licensees may not comply fully with those agreements.  Non-compliance could include marketing products under our brand name that do not meet our quality and other requirements, which could harm our brand equity, reputation and business.

The failure to upgrade information technology systems as necessary could have an adverse effect on our operations.

Some of our information technology systems, which are primarily utilized to manage information necessary to price and ship products, manage inventory and generate reports to evaluate business operations, are dated and are comprised of multiple applications, rather than one overarching state-of-the-art system. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality.  If we are unable to effectively implement these systems and update them where necessary, this could have a material adverse effect on our business, financial condition and results of operations.

The processing, storage and use of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

The collection of data and processing of transactions through our e-commerce website and call center require us to receive and store a large amount of personally identifiable data. This type of data is subject to legislation and regulation in various jurisdictions. We may become exposed to potential liabilities with respect to the data that we collect, manage and process, and may incur legal costs if our information security policies and procedures are not effective or if we are required to defend our methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to our methods of handling personal data could adversely affect our business, financial condition and results of operations due to the costs and negative market reaction relating to such developments.

Our collection and remittance of sales and use tax may be subject to audit and may expose us to liabilities for unpaid sales or use taxes, interest and penalties on past sales.

           We sell products through three channels: specialty retail stores, mail order catalogs and our e-commerce website. We have historically operated these channels separately and account for sales and use tax separately. Currently, our mail order and e-commerce subsidiaries collect and pay sales tax to the relevant state taxing authority on sales made to residents in any state in which we have a physical presence. Our retail subsidiaries are periodically audited by state government authorities. It is possible that one or more states may disagree with our method of assessing and remitting these taxes, including sales tax on catalog and e-commerce sales. We expect to challenge any and all future assertions by state governmental authorities or private litigants that we owe sales or use tax, but we may not prevail. If we do not prevail, we could be held liable for additional sales and use taxes, interest and penalties which could have an adverse effect on our profitability.

We could be sued for trademark infringement, which could force us to incur substantial costs and devote significant resources to defend the litigation.

We use many trademarks and product designs in our business and believe these trademarks and product designs are important to our business, competitive position and success. As appropriate, we rely on trademark and copyright laws to protect these designs even if not formally registered as marks, copyrights or designs. Third parties may sue us for alleged infringement of their proprietary rights.  The party claiming infringement might have greater resources than us to pursue its claims, and we could be forced to incur substantial costs and devote significant management resources to defend the litigation.  Moreover, if the party claiming infringement were to prevail, we could be forced to discontinue the use of the related trademark, patent or design and/or pay significant damages, or to enter into expensive royalty or licensing arrangements with the prevailing party, assuming these royalty or licensing arrangements are available at all on an economically feasible basis, which they may not be.

If we cannot protect our trademarks and other proprietary intellectual property rights, our business may be adversely affected.

We may experience difficulty in effectively limiting unauthorized use of our trademarks and product designs worldwide, which may cause significant damage to our brand name and our ability to effectively represent ourselves to our agents, suppliers, vendors and/or customers. We may not be successful in enforcing our trademark and other proprietary rights and there can be no assurance that we will be adequately protected in all countries or that we will prevail when defending our trademark and proprietary rights.

Our stock price has been volatile.

The trading price of our common stock has been volatile.  During the quarter ended April 30, 2011, the closing sale prices of our common stock on the NYSE Amex ranged from $0.64 to $0.90 per share and the closing sale price of our common stock on June 10, 2011 was $0.79 per share.  Our stock price is subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in operating results;

•	general economic conditions;

•	sales of a substantial amount of our common stock;

•	low trading volume; and

•	other events or factors that are beyond our control.

Any negative change in the public’s perception of the prospects of the retail industry could further depress our stock price regardless of our results. Other broad market fluctuations may lower the trading price of our common stock. Following significant declines in the market price of a company’s securities, securities class action litigation may be instituted against that company. Litigation could result in substantial costs and a diversion of management’s attention and resources.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words or phrases “will likely result,” “management expects” or “we expect,” “will continue,” “is anticipated,” “estimated,” “believes,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “may,” or “should” or other variations or similar words are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on any such forward-looking statements.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.

Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  In assessing forward-looking statements contained herein, readers are urged to carefully read those statements.  Among the factors that could cause actual results to differ materially are: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth; increases of costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; and foreign government regulations and risks of doing business abroad.

A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors” beginning on page 4 of this Prospectus.

USE OF PROCEEDS

We will not realize any proceeds from the sale of our common stock, which may be sold pursuant to this prospectus for the respective accounts of the selling shareholders.  We will derive proceeds upon the exercise of the options granted to selling shareholders.  All such proceeds will be available to us for working capital and general corporate purposes.  However, we cannot assure you as to when or if any or all of the options will be exercised.

SELLING SHAREHOLDERS

The following table provides certain information with respect to the selling shareholders’ beneficial ownership of our common stock as of June 10, 2011 and as adjusted to give effect to the sale of all of the shares offered by this prospectus.  Except as otherwise indicated, the number of shares reflected in the table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, each selling shareholder is deemed to beneficially own the number of shares issuable upon exercise of stock options it holds that are exercisable within 60 days from the date of this prospectus. However, for purposes of presentation, we have included the full amount of shares that underlie stock options in the number of shares beneficially owned by the individuals holding the stock options even though such stock options may not be exercisable within 60 days. Additionally, for purposes of presentation, with respect to the shares being registered by this prospectus, it is assumed that the selling shareholders will exercise all of the stock options and then resell all of the shares received as a consequence of their exercise. Unless otherwise indicated, each of the selling shareholders possesses sole voting and investment power with respect to the securities shown.

The percentage of beneficial ownership before the offering indicated below is based on 38,645,363 shares of our common stock outstanding on June 10, 2011.

		Beneficial Ownership Before Offering			Shares Offered	Beneficial Ownership After Offering
Selling Shareholder	Position	Shares		Percent	Hereby	Shares	Percent
Thomas J. Lynch	Chairman and Chief Executive Officer	1,604,500	(1)	4.0%	720,000	884,500	2.3%
Linda LoRe	President and Director	895,362	(2)	2.3%	60,000	835,362	2.1%
Thomas Rende	Chief Financial Officer	601,720	(3)	1.5%	50,000	551,720	1.4%
Peter Cole	Director	643,112	(4)	1.7%	25,000	618,112	1.6%
John Eisel	Director	186,878	(5)	*	25,000	161,878	*
William F. Harley	Director	168,987	(6)	*	25,000	143,987	*
Milton J. Walters	Director	139,878	(7)	*	25,000	114,878	*

*	Less than one percent.

(1)
Includes (a) 360,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1988 Non-qualified Stock Option Plan and (b) 684,000 shares of common stock issuable upon exercise of options granted under the 2010 Long-Term Incentive Equity Plan, of which 28,000 shares are currently exercisable or exercisable within 60 days of June 10, 2011.

(2)
Includes (a) 585,362 shares of common stock issuable upon exercise of currently exercisable options granted under the 2003 Employee Equity Incentive Plan and (b) 42,000 shares of common stock issuable upon exercise of options granted under the 2010 Long-Term Incentive Equity Plan, of which 14,000 shares are currently exercisable or exercisable within 60 days of June 10, 2011.

(3)
Includes (a) 157,644 shares of common stock held jointly with Mr. Rende’s spouse, (b) 1,650 shares of common stock owned by Mr. Rende’s spouse, (c) 212,500 shares of common stock issuable upon exercise of options granted under the 1988 Non-qualified Stock Option Plan, of which 122,500 shares are currently exercisable or exercisable within 60 days of June 10, 2011, (b) 78,750 shares of common stock issuable upon exercise of currently exercisable options granted under the 2000 Performance Equity Plan and (c) 35,000 shares of common stock issuable upon exercise of options granted under the 2010 Long-Term Incentive Equity Plan, of which 11,666 shares are currently exercisable or exercisable within 60 days of June 10, 2011.

(4)
Includes (a) 94,168 shares of common stock held by Performance Enhancement Partners, LLC, (b) 162,500 shares of common stock issuable upon exercise of currently exercisable options granted to Performance Enhancement Partners, LLC under the 2000 Performance Equity Plan and (b) 17,500 shares of common stock issuable upon exercise of options granted to Performance Enhancement Partners, LLC under the 2010 Long-Term Incentive Equity Plan, of which 5,833 are currently exercisable or exercisable within 60 days of June 10, 2011.  Peter Cole, as sole member of Performance Enhancement Partners, has voting and dispositive power over these shares.

(5)
Includes (a) 6,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 2000 Performance Equity Plan and (b) 17,500 shares of common stock issuable upon exercise of options granted under the 2010 Long-Term Incentive Equity Plan, of which 5,833 are currently exercisable or exercisable within 60 days of June 10, 2011.

(6)
Includes 17,500 shares of common stock issuable upon exercise of options granted under the 2010 Long-Term Incentive Equity Plan, of which 5,833 are currently exercisable or exercisable within 60 days of June 10, 2011.

(7)
Includes (a) 62,729 shares of common stock held by Sagebrush Group, Inc., (b) 31,170 shares of common stock issuable upon exercise of currently exercisable options granted to Mr. Walters under the 2003 Employee Equity Incentive Plan and (c) 17,500 shares of common stock issuable upon exercise of options granted to Sagebrush Group, Inc. under the 2010 Long-Term Incentive Equity Plan, of which 5,833 are currently exercisable or exercisable within 60 days of June 10, 2011.  Milton Walters, as the sole shareholder of Sagebrush Group, Inc. has voting and dispositive power over the shares held by Sagebrush Group, Inc.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling shareholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. If any of the selling shareholders is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, such selling shareholder will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, for the fiscal year ended July 31, 2010 have been so incorporated in reliance on the report of Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.), an independent registered public accounting firm, with respect to the fiscal year given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, we make available on or through our corporate web site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our corporate web site can be found at www.fohgroup.com.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2010, as amended, filed with the SEC pursuant to Section 13(a) of the Exchange Act;

•	Quarterly Reports on Form 10-Q for the quarters ended October 30, 2010, January 29, 2011 and April 30, 2011, filed with the SEC pursuant to Section 13(a) of the Exchange Act;

•	Proxy Statement, dated December 7, 2010;

•	Current Report on Form 8-K, dated October 25, 2010, filed with the SEC on October 25, 2010;

•	Current Report on Form 8-K, dated October 27, 2010, filed with the SEC on October 28, 2010;

•	Current Report on Form 8-K, dated December 14, 2010, filed with the SEC on December 14, 2010;

•	Current Report on Form 8-K, dated December 22, 2010, filed with the SEC on December 27, 2010;

•	Current Report on Form 8-K, dated January 12, 2011, filed with the SEC on January 14, 2011;

•	Current Report on Form 8-K, dated March 14, 2011, filed with the SEC on March 15, 2011;

•	Current Report on Form 8-K, dated June 14, 2011, filed with the SEC on June 14, 2011; and

•
The description of our common stock contained in our Registration Statement on Form S-14 (File No. 2-70365), filed pursuant to Section 12(b) of the Exchange Act, including any amendment(s) or report(s) filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, is deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents.  Any statement contained in a document incorporated by reference in this Registration Statement is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is incorporated by reference modifies or replaces such statement.

Potential investors may obtain a copy of our SEC filings without charge by written or oral request directed to Frederick’s of Hollywood Group Inc., Attention: Thomas Rende, 6255 Sunset Boulevard, Hollywood, California, 90028, (323) 466-5151.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by us with the SEC are incorporated by reference in this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2010, as amended, filed with the SEC pursuant to Section 13(a) of the Exchange Act;

•	Quarterly Report on Form 10-Q for the quarters ended October 30, 2010, January 29, 2011 and April 30, 2011, filed with the SEC pursuant to Section 13(a) of the Exchange Act;

•	Proxy Statement, dated December 7, 2010;

•	Current Report on Form 8-K, dated October 25, 2010, filed with the SEC on October 25, 2010;

•	Current Report on Form 8-K, dated October 27, 2010, filed with the SEC on October 28, 2010;

•	Current Report on Form 8-K, dated December 14, 2010, filed with the SEC on December 14, 2010;

•	Current Report on Form 8-K, dated December 22, 2010, filed with the SEC on December 27, 2010;

•	Current Report on Form 8-K, dated January 12, 2011, filed with the SEC on January 14, 2011;

•	Current Report on Form 8-K, dated March 14, 2011, filed with the SEC on March 15, 2011;

•	Current Report on Form 8-K, dated June 14, 2011, filed with the SEC on June 14, 2011; and

•
The description of our common stock contained in our Registration Statement on Form S-14 (File No. 2-70365), filed pursuant to Section 12(b) of the Exchange Act, including any amendment(s) or report(s) filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, is deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents.  Any statement contained in a document incorporated by reference in this Registration Statement is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is incorporated by reference modifies or replaces such statement.

Item 4.	Description of Securities.

Our common stock is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that we shall, to the fullest extent permitted by Article 7 of the New York Business Corporation Law (“NYBCL”), indemnify any and all persons whom we shall have power to indemnify under said Article.

Section 722(a) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in the preceding paragraph against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines upon application that an indemnity is proper in view of all of the circumstances of the case.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Sections 722 and 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court upon application of a director or officer under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders find that the applicable standard of conduct has been met.

Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

In addition, Section 402(b) of the NYBCL provides that a corporation’s Certificate of Incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except liability if a judgment or final adjudication establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or liability if the act or omission occurred prior to the adoption of a provision authorized by this section. Our certificate of incorporation contains a provision explicitly authorizing a limitation on such liabilities as permitted by Section 402(b).

Pursuant to employment agreements with five of our employees, including our three named executive officers, we are obligated to indemnify such employee and hold each of them harmless against all costs, expenses (including, without limitation, fines, excise taxes and reasonable attorneys’ fees) and liabilities (other than settlements to which we do not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by the employee in connection with any claim, action, proceeding or investigation brought against or involving the employee with respect to, arising out of or in any way relating to the employee’s employment with us or the employee’s service as our officer; provided, however, that we are not required to indemnify the employee for Losses incurred as a result of the employee’s intentional misconduct or gross negligence (other than matters where the employee acted in good faith and in a manner the employee reasonably believed to be in and not opposed to our best interests). We also agreed to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the employee in connection with any such claim, action, proceeding or investigation, provided the employee first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.

We maintain a directors’ and officers’ insurance policy.  The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	2010 Long-Term Incentive Equity Plan

5.1	Opinion of Graubard Miller

23.1	Consent of Independent Registered Public Accounting Firm (Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.))

23.2	Consent of Graubard Miller (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of June, 2011.

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas J. Lynch
Name: Thomas J. Lynch
Title: Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Lynch and Thomas Rende, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date
By:	/s/ Thomas J. Lynch	Chairman of the Board and Chief Executive	June 15, 2011
	Thomas J. Lynch	Officer (Principal Executive Officer)

By:	/s/ Thomas Rende	Chief Financial Officer (Principal Financial	June 15, 2011
	Thomas Rende	Officer and Principal Accounting Officer)

By:	/s/ Linda LoRe	President and Director	June 15, 2011
Linda LoRe

By:	/s/ Peter Cole	Director	June 15, 2011
Peter Cole

By:	/s/ John Eisel	Director	June 15, 2011
John Eisel

By:	/s/ William F. Harley	Director	June 15, 2011
William F. Harley

By:	/s/ Milton J. Walters	Director	June 15, 2011
Milton J. Walters

EXHIBIT INDEX

Exhibit No.	Description

4.1	2010 Long-Term Incentive Equity Plan

5.1	Opinion of Graubard Miller

23.1	Consent of Independent Registered Public Accounting Firm (Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.))

23.2	Consent of Graubard Miller (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)